                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                                 FOG CUTTER CAPITAL GROUP INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                           November 21, 2001

Dear Stockholder:

    You are cordially invited to the 2001 Annual Meeting of Stockholders of Fog Cutter Capital Group Inc., to be held on December 14, 2001 at 10:00 a.m. Eastern Time at Piper Marbury Rudnick & Wolfe, 111 South Calvert Street, Baltimore, Maryland 21202-6174.

    At the meeting, you will be asked to elect six directors to the Board of Directors of the Company, and ratify the appointment of Ernst & Young LLP as independent accountants for the fiscal year ending December 31, 2001.

    Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 are enclosed. I hope you will read them carefully. Also enclosed with this letter is a proxy authorizing officers of the Company to vote your shares for you if you do not attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting, I urge you to complete your proxy and return it in the enclosed addressed, postage-paid envelope, as a quorum of the stockholders must be present at the Annual Meeting, either in person or by proxy.

    I would appreciate your immediate attention to the mailing of this proxy.

                                          Yours truly,

                                          [LOGO]

                                          Andrew A. Wiederhorn
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

       FOG CUTTER CAPITAL INC. - P.O. Box 2665 - Portland, OR 97208-2665
  1410 SW Jefferson Street Portland, OR 97201-2548 - Phone 503-721-6500 - Fax:
        503-721-6501 - Email: fccgi.com - Traded on the NASDAQ as: FCCG

                                     [LOGO]

                            NOTICE OF ANNUAL MEETING

    The 2001 Annual Meeting of Stockholders of Fog Cutter Capital Group Inc., a Maryland corporation, will be held on December 14, 2001 at 10:00 a.m. Eastern Time at Piper Marbury Rudnick & Wolfe, 111 South Calvert Street, Baltimore, Maryland 21202-6174 for the following purposes:

1. to elect six directors to the Board of Directors of the Company to serve until the 2002 Annual Meeting of Stockholders or until their successors are elected and qualified;

2. to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 31, 2001; and

3. to transact such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

    The Board of Directors has fixed the close of business on November 9, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

    It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. The proxy is revocable at any time prior to its use.

                                          By Order of the Board of Directors,

                                          [LOGO]

                                          Lawrence A. Mendelsohn
                                          President

       FOG CUTTER CAPITAL INC. - P.O. Box 2665 - Portland, OR 97208-2665
  1410 SW Jefferson Street Portland, OR 97201-2548 - Phone 503-721-6500 - Fax:
        503-721-6501 - Email: fccgi.com - Traded on the NASDAQ as: FCCG

                         FOG CUTTER CAPITAL GROUP INC.
                            1410 SW JEFFERSON STREET
                            PORTLAND, OR 97201-2548

                         ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 14, 2001

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

    The accompanying proxy is solicited by the Board of Directors of Fog Cutter Capital Group Inc., a Maryland corporation (the "Company") (formerly Wilshire Real Estate Investment Inc.), for use at the 2001 Annual Meeting of Stockholders to be held at Piper Marbury Rudnick & Wolfe, 111 South Calvert Street, Baltimore, Maryland 21202-6174, on December 14, 2001, at 10:00 a.m. Eastern Time, and at any and all adjournments thereof (the "Annual Meeting"). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the Board of Directors' recommendations.

    This Proxy Statement and accompanying proxy were first sent to stockholders on or about November 21, 2001.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Secretary) a written notice of revocation on a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

    Only stockholders of record at the close of business on November 9, 2001 are entitled to vote at the Annual Meeting. Each outstanding share of common stock, par value $.0001 per share (the "Common Stock") of the Company is entitled to one vote. The holders of a majority of the votes entitled to be cast whether present in person or by proxy shall constitute a quorum for purposes of the Annual Meeting.

    The Company will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by regular employees of the Company in person, or by mail, courier, telephone or facsimile. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

    At the Annual Meeting, stockholders will vote on the election of directors (Proposal 1) and the ratification of the selection of independent accountants (Proposal 2).

    Stockholders representing a majority of the shares of stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. Under the Maryland General Corporation Law ("MGCL"), any corporate action, other than the election of directors, must be authorized by a majority of the votes entitled to be cast on the matter, except as otherwise required by the MGCL or the Company's Articles of Incorporation with respect to a specific proposal. With regard to the election of directors, if a quorum is present, then the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors. Votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

    Abstentions may be specified on all proposals except the elections of directors and will be counted as present for the purposes of the proposal for which the abstention is noted. For purposes of determining whether a proposal has received a majority of the votes cast, where a stockholder abstains from voting, those shares will be counted against the proposal.

    The independent tabulator appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. For the purposes of determining whether a proposal has received the requisite vote in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote. Pursuant to the NASD Rules of Fair Practice, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if (i) the broker holds the shares as executor, administrator, guardian, trustee, or similar representative or fiduciary capacity with authority to vote, or (ii) the broker is acting pursuant to the rules of any national securities exchange to which the broker is also a member.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

    As of September 30, 2001, the Company had outstanding 10,507,413 shares of Common Stock, which are the only outstanding voting securities of the Company.

    The following table sets forth, as of September 30, 2001, the beneficial ownership of Common Stock with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer of the Company named in the Summary Compensation Table of this Proxy Statement, and (iv) directors and executive officers as a group.

                                                               AMOUNT AND NATURE OF     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIAL OWNERSHIP(2)   OF CLASS
---------------------------------------                       -----------------------   --------
Andrew A. Wiederhorn........................................         1,098,001(3)         10.1
Lawrence A. Mendelsohn......................................           700,260(4)          6.7
Clarence B. Coleman and Joan F. Coleman.....................           637,189(5)          6.1
Jordan D. Schnitzer.........................................           611,825(6)          5.8
Robert G. Rosen.............................................           423,000(7)            *
Donald Berchtold............................................             9,856(8)            *
R. Scott Stevenson..........................................             5,100(9)            *
Don H. Coleman..............................................             5,000               *
Matthew Green...............................................             5,000(9)            *
David Dale-Johnson..........................................             1,008               *
K. Kenneth Kotler...........................................                --              --
Patrick Terrell.............................................           530,200(10)         5.0
David Egelhoff..............................................            99,080(11)           *
Chris Tassos................................................           112,110(12)           *
All executive officers and directors as a group (14
  persons)..................................................         3,761,186(13)        32.4

------------------------

(1) The address for each stockholder is c/o Fog Cutter Capital Group Inc., 1410 SW Jefferson Street, Portland, OR 97201-2548.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of Common Stock subject to options or warrants exercisable within 60 days of September 30, 2001 are deemed outstanding for computing the percentage beneficially owned by the person or group holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. Except as noted, each stockholder has sole voting power and sole investment power with respect to all shares beneficially owned by such stockholder.

(3) Includes 315,000 shares of Common Stock issuable upon the exercise of outstanding options. Also includes 619,175 shares of Common Stock held by Mr. Wiederhorn's spouse, 13,826 shares held by a limited liability company (Mr. Wiederhorn's spouse is the manager and majority owner of the limited liability company) and 100,000 shares of Common Stock held by a partnership controlled by Mr. Wiederhorn's spouse. Mr. Wiederhorn disclaims beneficial ownership of any of the shares of Common Stock owned by his spouse and the partnership controlled by his spouse. Excludes 525,000 shares of Common Stock held in the Fog Cutter Long Term Vesting Trust (the "Trust") established for the benefit of certain employees of the Company. Although Mr. Wiederhorn and Mr. Mendelsohn act as Trustees for the Trust, they do not have any beneficial ownership or voting rights with respect to the 525,000 shares of Common Stock in the Trust. See "Recent Events" for a description of the changes in the holder's beneficial ownership of the Company's securities since September 30, 2001.

(4) Includes 175,000 shares of Common Stock issuable upon the exercise of outstanding options. Also includes 17,158 shares of Common Stock held by Mr. Mendelsohn's spouse and 403,102 shares of

    Common Stock held by two limited liability companies controlled by Mr. Mendelsohn's spouse and 80,000 shares of Common Stock held by a limited partnership controlled by Mr. Mendelsohn and his spouse. Mr. Mendelsohn disclaims beneficial ownership of the 17,158 shares of Common Stock held for the account of his spouse, the 80,000 shares of Common Stock held for the account of the limited partnership, except to the extent of his pecuniary interest and the 403,102 shares of Common Stock held for the account of the two limited liability companies. Excludes 525,000 shares of Common Stock held in the Trust established for the benefit of certain employees of the Issuer. Although Mr. Wiederhorn and Mr. Mendelsohn act as Trustees for the Trust, they do not have any beneficial ownership or voting rights with respect to the 525,000 shares of Common Stock in the Trust. See "Recent Events" for a description of the changes in the holder's beneficial ownership of the Company's securities since September 30, 2001.

(5) Based upon information obtained from a Schedule 13D filed with the Securities and Exchange Commission on or about August 26, 1999.

(6) Includes 89,000 shares of Common Stock issuable upon the exercise of outstanding options.

(7) Includes 115,000 shares of Common Stock issuable upon the exercise of outstanding options.

(8) Includes 5,000 shares of Common Stock issuable upon the exercise of outstanding options. Also includes 1,496 shares held by Mr. Berchtold's spouse.

(9) Includes 5,000 shares of Common Stock issuable upon the exercise of outstanding options.

(10) Includes 86,000 shares of Common Stock issuable upon the exercise of outstanding options. Also includes 194,200 shares of Common Stock held jointly with Mr. Terrell's spouse. On October 28, 2001, Mr. Terrell resigned from the Board of Directors.

(11) Includes 89,000 shares of Common Stock issuable upon the exercise of outstanding options. On October 16, 2001, Mr. Egelhoff resigned from the Board of Directors.

(12) Includes 102,500 shares of Common Stock issuable upon the exercise of outstanding options. Mr. Tassos' employment with the Company ended on May 31, 2001 and his options were cancelled.

(13) Includes 1,099,000 shares of Common Stock issuable upon the exercise of outstanding options.

*   Less than one percent.

RECENT EVENTS

    Based on information obtained from amendments to a Schedule 13D filed with the Securities and Exchange Commission on or about October 17, 2001 and October 28, 2001, Mr. Wiederhorn entered into a Stock Option and Voting Agreement dated October 16, 2001 (the "Option and Voting Agreement") by and among Andrew A. Wiederhorn, Chairman and Chief Executive Officer of the Company ("Mr. Wiederhorn"), Tiffany Wiederhorn, Mr. Lawrence A. Mendelsohn,
Mr. Mendelsohn's spouse and certain other entities (collectively, the "Option and Voting Agreement Stockholders") and Lawrence A. Mendelsohn, as Agent for the Option and Voting Agreement Stockholders. The Option and Voting Agreement grants Mr. Wiederhorn the right to vote or direct the vote of all of the shares held by each such Option and Voting Agreement Stockholder numbering 1,044,760 in the aggregate. The Option and Voting Agreement requires that Mr. Wiederhorn vote, for a specified duration extending at least until the annual meeting of the Company that occurs on or before April 30, 2003, all of the shares for which Mr. Wiederhorn has voting power, in favor of nominating and appointing
Mr. Mendelsohn to the Board of Directors. Mr. Mendelsohn is currently President of Company and a member of the Board of Directors. In exchange for the voting rights over the Common Stock held by the Option and Voting Agreement Stockholders, Mr. Wiederhorn granted each Option and Voting Agreement Stockholder a Put Option (as defined in the Option and Voting Agreement) whereupon each Option and Voting Agreement Stockholder may require Mr. Wiederhorn to purchase such Option and Voting Agreement Stockholder's shares in a specified time period at a price determined from the book value of the Company at the month end prior to the time of exercise of the Put Option.

    On October 16, 2001, Mr. Wiederhorn also entered into a series of separate but substantially identical Put/Call Option and Voting Agreements (the "Put/Call Option Agreements") with each of Boston Provident Partners, L.P., B.P. Institutional Partners, L.P., Orin Kramer, the Leon & Toby Cooperman Foundation, Watchung Road Associates, L.P., and Cobalt Capital Management, Inc. (each a "Stockholder" and collectively, the "Stockholders") and Mr. Wiederhorn. Pursuant to each of the Put/ Call Option Agreements, each Stockholder granted to Mr. Wiederhorn a Call Option (as defined in the Put/Call Option Agreements) to purchase all of the shares of Common Stock of each Stockholder, numbering 1,009,954 in the aggregate (the "Subject Shares") at the Call Option Price Per Share (as defined in the Put/Call Option Agreements). In addition, the Stockholders granted to Mr. Wiederhorn, in his absolute, sole and binding discretion, the ability to vote or direct the vote of all of the Subject Shares. In consideration for granting the Call Option, Mr. Wiederhorn paid to each Stockholder $0.10 per share for each such Subject Share. Pursuant to the same Put/Call Option Agreements, Mr. Wiederhorn also granted each of the Stockholders a Put Option (as defined in the Put/Call Option Agreements) whereby, in the event of a preferential repurchase of Common Stock by the Company, each Stockholder may require Mr. Wiederhorn to purchase up to a specified number of each Stockholder's Subject Shares at a predetermined price.

    The foregoing summary of the Option and Voting Agreement and the Put/Call Option Agreements is qualified in its entirety by reference to such agreements which were filed as Exhibits to a Schedule 13D filed with the Securities and Exchange Commission on or about October 17, 2001.

    As a result of these transactions, the beneficial ownership of Common Stock as of October 28, 2001 with respect to Mr. Wiederhorn and his wife would be as follows:

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL     PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNERSHIP       OF CLASS
------------------------------------                          -----------------   --------
Andrew A. Wiederhorn........................................      3,162,795(1)     29.22%
Tiffany Wiederhorn..........................................      3,162,795(2)     29.22%

------------------------

(1) Includes 743,801 shares of Common Stock owned by the other parties to the Option and Voting Agreement (the "Other Reporting Persons"). Mr. Wiederhorn shares voting and dispositive power with respect to the shares of Common Stock owned by the Other Reporting Persons and may be deemed to be the beneficial owner of all such shares. Andrew Wiederhorn disclaims beneficial ownership of any of the shares of Common Stock owned by the Other Reporting Persons. Also, includes 315,000 shares of Common Stock issuable upon the exercise of outstanding options. Also includes 1,009,954 shares of Common Stock with respect to which Mr. Wiederhorn has shared voting power and the option to purchase pursuant to the Put/Call Option and Voting Agreements entered into with each of Orin Kramer, B.P. Institutional Partners, L.P., Boston Provident Partners, L.P., Leon & Toby Cooperman Foundation, Watchung Road Associates, L.P., and Cobalt Capital Management, Inc. on October 16, 2001, and 1,044,760 shares of Common Stock which Mr. Wiederhorn has shared voting power over pursuant to the Option and Voting Agreement.
    Mr. Wiederhorn shares voting and/or dispositive power with respect to such shares of Common Stock and may be deemed to be the beneficial owner of such shares. Excludes 525,000 shares of Common Stock held in the Trust established for the benefit of certain employees of the Company. Although Mr. Wiederhorn and Mr. Mendelsohn act as Trustees for the Trust, they do not have any beneficial ownership or voting rights with respect to the 525,000 shares of Common Stock in the Trust. Of the 3,162,795 shares, Mr. Wiederhorn (i) shared power to vote or to direct the vote of 3,162,795 shares, but did not have any sole power to vote or direct the vote of any of the shares,

    (ii) had sole power to dispose or to direct the disposition of 365,000 of these shares, and (iii) shared power to dispose or to direct the disposition of 1,753,035 shares.

(2) Includes 478,826 shares of Common Stock owned by Other Reporting Persons, 315,000 shares of which are issuable to Mr. Wiederhorn upon the exercise of outstanding options. Tiffany Wiederhorn shares voting and dispositive power with respect to the shares of Common Stock owned by TTMM, L.P. and may be deemed to be the beneficial owner of such shares. Tiffany Wiederhorn disclaims beneficial ownership of such shares of Common Stock. Also includes 1,009,954 shares of Common Stock with respect to which Mr. Wiederhorn has shared voting power and the option to purchase pursuant to the Put/Call Option and Voting Agreements Mr. Wiederhorn entered into with each of Orin Kramer, B.P. Institutional Partners, L.P., Boston Provident Partners, L.P., Leon & Toby Cooperman Foundation, Watchung Road Associates, L.P., and Cobalt Capital Management, Inc. on October 16, 2001, and 1,044,760 shares of Common Stock which Mr. Wiederhorn has shared voting power over pursuant to the Option and Voting Agreement. Tiffany Wiederhorn shares voting and/or dispositive power with respect to such shares of Common Stock and may be deemed to be the beneficial owner of such shares. Tiffany Wiederhorn disclaims beneficial ownership of such shares. Of these shares, Tiffany Wiederhorn (i) had sole power to vote or to direct the vote of 629,255 shares, (ii) shared power to vote or to direct the vote of 2,533,540 shares,
    (iii) had sole power to dispose or to direct the disposition of 629,255 of these shares, and (iv) shared power to dispose or to direct the disposition of 1,488,780 shares. On October 17, 2001 Mrs. Wiederhorn purchased 10,080 shares of Common Stock of the Company for $3.50 per share. Mrs. Wiederhorn paid for such shares with personal funds.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    At the Annual Meeting, the stockholders will elect six directors to the Board of Directors of the Company, each to serve until the 2002 Annual Meeting of Stockholders or until their successors are elected and qualified. If a nominee is unable or unwilling to serve, the shares to be voted for such nominee that are represented by proxies will be voted for any substitute nominee designated by the Board of Directors. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

    Though the Board of Directors increased the size of the Board on October 28, 2001 from five members to seven members, the Board has only been able to identify 6 willing and able candidates in the short space of time prior to mailing this proxy material. Accordingly, the Board has nominated 6 individuals for election to the Board and will seek to identify an appropriate and qualified candidate to fill the remaining vacancy. If the Board identifies an appropriate candidate prior to next year's annual meeting, the Board anticipates appointing such individual to fill the vacancy on the Board as provided in the Company's Charter and By-laws. The Board currently expects to hold next year's annual meeting before the end of May 2002 in which elections will be held for all seven directors positions.

    The affirmative vote of a plurality of the shares of Common Stock entitled to vote on the election of directors is required to elect a nominee. The Board of Directors recommends a vote IN FAVOR of the nominees for director listed below. If not otherwise specified, proxies will be voted IN FAVOR of the nominees for director listed below.

    The names of the nominees, their ages as of September 30, 2001, and other information about them is set forth below:

NAME OF NOMINEE                  POSITION                                              AGE
---------------                  --------                                            --------

Andrew A. Wiederhorn...........  Chairman of the Board and Chief Executive Officer   35

Lawrence A. Mendelsohn.........  President and Director                              40

Jordan D. Schnitzer............  Director                                            50

Don H. Coleman.................  Director                                            63

David Dale-Johnson.............  Director                                            54

K. Kenneth Kotler..............  Director                                            49

    Andrew A. Wiederhorn has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation. Mr. Wiederhorn also serves as Treasurer and Secretary. Until August 1999, Mr. Wiederhorn was also the Chairman of the Board of Directors, Chief Executive Officer, Secretary, Treasurer and a director for Wilshire Financial Services Group Inc. ("WFSG"). In 1987, Mr. Wiederhorn founded Wilshire Credit Corporation ("WCC"), and served as the Chief Executive Officer of WCC and certain of its affiliates until August 1999. Mr. Wiederhorn received his B.S. degree in Business Administration from the University of Southern California.

    Lawrence A. Mendelsohn has been a director and the President of the Company since its formation. Until August 1999, Mr. Mendelsohn was also the President of WFSG and WCC. From January 1992 until February 1993, Mr. Mendelsohn was Vice President, Principal and Head of Capital Markets for Emerging Markets at Bankers Trust New York Corporation/BT Securities Corporation. From August 1987 until January 1992, Mr. Mendelsohn was the Vice President, Senior Options Principal and Head of Proprietary Trading for Equities, Equity Options and Distressed Debt at J.P. Morgan and Co./J.P. Morgan Securities. Mr. Mendelsohn received an A.B. degree in Economics from the University of Chicago, an M.A. degree in International Politics from the University of Texas, an

M.S. degree in Business Research from the University of Southern California and a Ph.D./ABD in Finance from the University of Southern California.

    Jordan D. Schnitzer has been a director since March 27, 1998. Mr. Schnitzer is President of Harsch Investment Properties, LLC, which owns and operates a portfolio of properties in seven western U.S. states. Mr. Schnitzer also has been President of Jordan Schnitzer Properties, an owner and developer of commercial and residential properties in Oregon, Washington and California, since 1976. Mr. Schnitzer received his undergraduate degree in Literature from the University of Oregon in 1973 and his J.D. from the Northwestern School of Law of Lewis and Clark College in 1976.

    Don H. Coleman has been Chief Operating Officer of Eagle Telephonic Inc. ("Eagle"), a designer and manufacturer of telephonic switches, since
January 2000. In addition, since 1992, Mr. Coleman has been Vice President of International Communication Technologies Inc., a founder of and partner in several private telephone service provider companies in foreign countries, and a significant investor in Eagle. Mr. Coleman has also been a director of Aster Telesolutions, Inc., a privately-held telephone systems engineering company, since 2000. Mr. Coleman was a director of WFSG from 1996 until 1999, and a director of First Bank of Beverly Hills, FSB, a savings bank and subsidiary of WFSG ("FBBH") from 1993 until 1999. Other positions held by Mr. Coleman in the past include CEO of Liquid Spring Technologies, Inc., CEO of Clarion Corporation and various positions held over fourteen years at Ford Motor Company.
Mr. Coleman holds B.A. and M.B.A. degrees from Stanford University.

    David Dale-Johnson is a professor, and the Director of the Program in Real Estate, at the Marshall School of Business, University of Southern California, at which Mr. Dale-Johnson has held various teaching, researching and administrative positions since 1986. Mr. Dale-Johnson is also Director of LECG, Inc., a litigation-consulting firm for which he has served as an expert in real estate economics and finance since August 2001. Prior to August 2001, Mr. Dale-Johnson was a Senior Consultant for Economic Analysis LLC, a litigation-consulting firm. Mr. Dale-Johnson was a director of WFSG from 1996 until 1999, and a director of FBBH from 1993 until 1999. Mr. Dale-Johnson is also Chairman, a director and member of the executive committee of CCEO, Inc., a charitable organization involved in housing, rehabilitation and training of at-risk youth.

    K. Kenneth Kotler is a lawyer and was admitted to the California bar in 1978. Mr. Kotler has been a sole practitioner since July of 1991, with a practice focusing on commercial collection matters. From 1994 to 1999, Mr. Kotler was a member of the boards of directors of First bank of Beverly Hills ("FBBH") and Girard Savings Bank, FSB, a predecessor to FBBH.

    RECENT DEVELOPMENTS

    On October 16, 2001, David Egelhoff, one of the members of the Board of Directors, resigned for personal reasons. On October 28, 2001, Patrick Terrell, one of the members of the Board of Directors, resigned to devote more time to his other business activities.

    The Company thanked Messrs. Terrell and Egelhoff for the years of service they have devoted to the Company. Their active board participation and business experience helped the Company survive during a period of difficult economic circumstances within its industry. The former directors were instrumental in developing the Company's strategic plan which was unanimously approved and adopted by the Board earlier this year and which the Board is now poised to implement. The Company wished them well as they pursue their other business and personal interests.

    On October 22, 2001, after the resignation of Mr. Egelhoff, Mr. Wiederhorn notified the Company that he was nominating himself, Mr. Mendelsohn and three other individuals for election to the Company's Board of Directors at the 2001 Annual Meeting.

    On October 28, 2001, following Mr. Terrell's resignation, the members of the Company's Board of Directors unanimously approved and adopted a series of resolutions to: (1) fill the two vacancies on the board resulting from resignations, (2) increase the size of the Board of Directors from five members to seven members, (3) fill one of the vacancies resulting from the increase in the size of the Board of Directors, and
(4) nominate and submit to the Company's stockholders for election at the 2001 Annual Meeting the then-current directors of the Company (the "Current Directors"), namely:

       Andrew A. Wiederhorn
       Lawrence A. Mendelsohn
       Jordan Schnitzer
       Don H. Coleman
       David Dale-Johnson
       K. Kenneth Kotler

    As a result of such changes to the Board of Directors, and subject to nomination and submission of the Current Directors to the stockholders, Mr. Wiederhorn withdrew his prior notice to nominate his slate of directors, all of whom are among the Current Directors. The Company has received no other timely proposal from shareholders for the nomination of individuals for the position of director.

    INVOLVEMENT IN WFSG'S RESTRUCTURING

    Until August 1999, Mr. Wiederhorn and Mr. Mendelsohn were the Chief Executive Officer and President, respectively, of WFSG. In order to address liquidity concerns and to improve WFSG's financial condition, WFSG and an unofficial committee of holders of a majority of WFSG's outstanding publicly issued notes agreed to a restructuring of WFSG. In connection with the restructuring, WFSG filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the Federal Court of Wilmington, Delaware on March 3, 1999. On April 12, 1999, the bankruptcy court approved the restructuring plan. On June 10, 1999, the plan became effective.

    MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During fiscal 2000, the Board of Directors met and took action by unanimous written consent on one occasion, and no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he serves. The Board of Directors has an Audit Committee and a Compensation Committee. There is no standing nominating committee.

    Until September 20, 2000, the Audit Committee consisted of Andrew A. Wiederhorn, David C. Egelhoff and Patrick Terrell. From September 20, 2000 until the resignation of Messrs. Terrell and Egelhoff in October 2001, the Audit Committee consisted of Patrick Terrell, David Egelhoff and Jordan D. Schnitzer, the Company's non-employee directors, and met five times during fiscal 2000. At the Company's next regularly scheduled board meeting, the Company's Board of Directors will appoint two non-employee directors, to the Company's audit committee to replace Messrs. Terrell and Egelhoff. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

    Until September 20, 2000, the Compensation Committee consisted of Andrew A. Wiederhorn, Lawrence A. Mendelsohn, David C. Egelhoff and Patrick Terrell. From September 20, 2000, until the resignation of Messrs. Terrell and Egelhoff in October 2001, the Compensation Committee consisted of Patrick Terrell, David Egelhoff and Jordan D. Schnitzer, the Company's non-employee directors, and met four times during fiscal 2000. At the Company's next regularly scheduled board meeting, the Company's Board of Directors will appoint new members to the Company's compensation committee, who will be non-employee directors. The Compensation Committee's functions are to establish and administer the Company's policies regarding compensation. The Compensation Committee also administers the Company's Incentive Stock Option Plan (the "Stock Plan").

    DIRECTOR COMPENSATION

    In 2000, each non-employee director was paid an annual director's fee equal to $50,000 and also received an annual fee equal to $25,000 for each committee upon which such non-employee director served. At the Company's next regularly scheduled board meeting, the Board of Directors is expected to approve a new compensation arrangement for non-employee directors, whereby, effective
November 1, 2001, each non-employee director will be paid an annual director's fee equal to $12,000 and effective January 1, 2002, each non-employee director will be paid an annual committee fee of $12,000 for their participation on one or more Company committees, such as the Audit or Compensation Committee. In addition, on the last day of each calendar quarter, each non-employee director will receive a non-statutory stock option for 1,500 shares of Common Stock at an exercise price equal to 110% of the fair market value of the Common Stock on that day. Such grants vest one-third on each of the first three anniversaries of the grant date and expire on the tenth anniversary of the grant date.

                                 PROPOSAL NO. 2
                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of the firm of Ernst & Young LLP as independent accountants, to examine the financial statements of the Company for the year ending December 31, 2001, and to perform other appropriate accounting services.

    The aggregate fees billed to the Company for the fiscal year ended
December 31, 2000 by Ernst & Young LLP, the Company's principal accounting firm, are as follows:

                                                              IN THOUSANDS
                                                              ------------
- Audit Fees................................................      $151
- Financial Information Systems Design and Implementation
  Fees......................................................      $ --
- All Other Fees (primarily consulting and tax-related
  services).................................................      $182

    The Audit Committee has considered whether performance of services other than audit services is compatible with maintaining the independence of Ernst & Young LLP.

    Representatives of the firm will not attend the Annual Meeting and will not have the opportunity to make a statement at the Annual Meeting. They will be available by telephone conference to respond to appropriate questions.

    The affirmative vote of a majority of the shares of Common Stock entitled to vote is required to ratify the appointment of Ernst & Young LLP. The Board of Directors recommends a vote IN FAVOR of the ratification of its appointment of Ernst & Young LLP as independent accountants. If not otherwise specified, proxies will be voted IN FAVOR of this proposal.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the total compensation paid or accrued by the Company for services rendered during the year ended December 31, 2000 to the Chief Executive Officer of the Company, and to each of the four other most highly compensated executive officers of the Company whose total cash compensation for the year ended December 31, 2000 exceeded $100,000, and to one former executive officer (the "Named Executive Officers").

                                                                                        LONG-TERM
                                                            ACTUAL COMPENSATION       COMPENSATION
                                                            -------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                      YEAR(1)     SALARY     BONUS       OPTIONS/SARS (#)
---------------------------                      --------   --------   --------   ---------------------
Andrew A. Wiederhorn...........................    2000     $393,750   $345,921               --
  Chairman, Chief Executive Officer,               1999     $ 84,091   $     --          630,000
  Secretary and Treasurer

Lawrence A. Mendelsohn.........................    2000     $321,875   $208,845               --
  President                                        1999     $ 77,083   $     --          350,000

Robert G. Rosen................................    2000     $254,808   $841,250               --
  Executive Vice President, Capital Markets        1999     $ 46,627   $310,909          210,000

Matthew Green..................................    2000     $167,900   $ 50,000               --
  Vice President                                   1999     $ 27,983         --           10,000

R. Scott Stevenson.............................    2000     $150,000   $ 50,000               --
  Senior Vice President                            1999     $ 27,976   $ 18,485           10,000
  and Chief Financial Officer

Chris Tassos(2)................................    2000     $250,000   $162,500               --
  Former Executive Vice President                  1999     $ 46,627   $ 92,424          210,000
  and Chief Financial Officer

------------------------

(1) Prior to 1999, the Company did not have any employees and was managed by an affiliate of WFSG. Following the Company's decision to become internally managed in September 1999, the Company hired employees and entered into employment agreements with certain of the Named Executive Officers. Bonuses for 1999 are shown net of a $378,000 reimbursement to the Company from WFSG under a settlement agreement.

(2) Mr. Tassos' employment with the Company ended on May 31, 2001. Mr. Tassos received severance pay of $235,000. Mr. Tassos' options were cancelled when his employment with the Company ended.

    EMPLOYMENT AND OTHER ARRANGEMENTS

    The Company has entered into employment agreements with Andrew A. Wiederhorn (as Chief Executive Officer), Lawrence A. Mendelsohn (as President) and Robert
G. Rosen (as Executive Vice President) (each an "Executive" and collectively, the "Executives"). On May 31, 2001, Mr. Tassos and the Company agreed that
Mr. Tassos would resign as Chief Financial Officer and the Company agreed to pay severance of $235,000 to Mr. Tassos.

    The employment agreements with Messrs. Wiederhorn, Mendelsohn and Rosen were amended and restated effective October 1, 2000. Each such employment agreement provides for an initial three-year term commencing October 1, 2000 which is automatically renewable for successive two-year terms unless either party gives written notice to the other at least 90 days prior to the expiration of the then employment term.

    The employment agreements provide for an annual base salary of $750,000 for Mr. Wiederhorn, $500,000 for Mr. Mendelsohn, and $250,000 for Mr. Rosen (which may be increased, but not decreased, by the Compensation Committee of the Board of Directors) and an annual bonus for each.

    For each 12-month period commencing October 1, 2000, Mr. Wiederhorn and
Mr. Mendelsohn are entitled to share in a bonus pool based upon the Company achieving certain performance goals. Mr. Wiederhorn will be entitled to receive an annual bonus equal to 45% of the bonus pool and Mr. Mendelsohn will be entitled to receive an annual bonus equal to 30% of the bonus pool. If the Company's return on equity (as defined in the employment agreements) determined on a post bonus basis is 15% or more, Mr. Wiederhorn and Mr. Mendelsohn will be entitled to share in a bonus pool equal to 25% of the Company's after-tax income (prior to subtracting the amount of the bonuses paid by the Company). If the Company's return on equity (as defined in the employment agreements) determined on a post bonus basis is 10% or greater but less than 15%, Mr. Wiederhorn and Mr. Mendelsohn will be entitled to share in a bonus pool equal to 20% of the Company's after-tax income (prior to subtracting the amount of the bonuses paid by the Company). If the Company's return on equity (as defined in the employment agreements) determined on a post bonus basis is between 5% or greater but less than 10%, Mr. Wiederhorn and Mr. Mendelsohn will be entitled to share in a bonus pool equal 10% of the Company's after-tax income (prior to subtracting the amount of the bonuses paid by the Company). If the return on equity (as defined in the employment agreements) determined on a post bonus basis is less than 5%, Mr. Wiederhorn and Mr. Mendelsohn will not be entitled to a bonus.

    For the period commencing October 9, 1999 and ending on November 30, 2000, Mr. Rosen is entitled to receive a bonus in the amount of $368,004. The bonus is payable to Mr. Rosen based upon the Company materially achieving a majority of the following goals during the bonus period: (i) reduction or elimination of the liability risk associated with short-term, mark-to-market financing for those applicable assets, (ii) sale, upgrade of the ratings or improvement in the marketability of some or all of the Company's mortgage-backed securities,
(iii) focus on and/or implementation of a successful resolution strategy for the Cityscape mortgage-backed securities position, (iv) completion and closure of the "P.O." deal, subject to acceptable structure, (v) exploration and provision of advice to the Company on the process of launching a collateralized bond obligation or other form of long-term financing or take-out strategy for the mortgage-backed securities portfolio and (vi) demonstration of the ability to functionally work 50% of the time away from the Portland office (as a result of being in the New York office or traveling on behalf of the Company). In addition, for each 12-month period commencing October 1, 2000, Mr. Rosen is entitled to an annual bonus of $850,000, of which $725,000 will be a minimum guaranteed bonus payable on a quarterly basis and the remainder will be an incentive bonus. An incentive bonus of $62,500 will be earned by Mr. Rosen, if one of the following two performance goals is obtained: (1) sale of the Company's GI Joes commercial real estate retail and warehouse portfolio; or
(2) sale of the Company's Irwindale land investment by September 3, 2001. An incentive bonus of $62,500 will be earned by Mr. Rosen, if two of the following four performance goals are obtained: (1) an annual increase in the Company's book value from September 3, 2001; (2) the Company's income, excluding charges from the impairment of mortgage-backed securities, divided by its net shareholders' equity, exceeds the 10 year U.S. Treasury note yield as measured using the rate in effect on the first business day of each period beginning October 1; (3) the Company's Funds From Operations, including capital gains and losses, but excluding charges from the impairment of mortgage backed securities, exceeds
$5 million; or (4) a recovery of more than $2,000,000 in the Company's unrealized loss allowance for its existing mortgage-backed securities portfolio of WFSG and subsidiary or affiliate issued deals from October 1, 2000 to September 30, 2001.

    The employment agreements also provide that a portion of the annual bonus may be advanced to the Executive on a quarterly basis; provided, however, that advances shall be repaid in the event the relevant quarterly performance goals are not obtained.

    The employment agreements also provide that the Executives may participate in the Company's Stock Plan.

    The employment agreements also provide that during the Employment Term and thereafter, the Company will indemnify the Executives to the fullest extent permitted by law, in connection with any claim against the Executive as a result of the Executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise. Following the Executives' termination of employment, the Company will continue to cover the Executives even if the Executives have ceased to serve in such capacity.

    The Executive may terminate his employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs). If Mr. Wiederhorn or Mr. Mendelsohn terminates his employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs), or if Mr. Wiederhorn or Mr. Mendelsohn is terminated by the Company without Cause or the employment agreement is not renewed in accordance with the employment agreement, the Executive will be entitled to receive
(i) any unreimbursed business expenses, (ii) any base salary, bonus, vacation pay or other deferred compensation accrued or earned but not yet paid at the date of termination, (iii) the estimated annual bonus payable to the Executive pro rated through the end of the month in which the Executive is terminated, and
(iv) one year's base salary in effect on the date of termination. If Mr. Rosen terminates his employment agreement at any time for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs), or if Mr. Rosen is terminated by the Company without Cause or the employment agreement is not renewed in accordance with the employment agreement, Mr. Rosen will be entitled to receive (i) any unreimbursed business expenses and (ii) any base salary, bonus, vacation pay or other deferred compensation accrued or earned but not yet paid at the date of termination, and after Mr. Rosen signs a release of claims he will be entitled to receive
(i) one year's base salary in effect on the date of termination and (ii) an amount equal to one full year's bonus (regardless of whether performance goals were attained). The Executive will also be entitled (in the case of Mr. Rosen, after signing a release of claims) to (i) accelerated full vesting under all outstanding equity-based and long-term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans payment being made at the time payments would normally be made under such plans; (ii) any other amounts or benefits due Executive under the then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice); (iii) one year of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, measured from the date of termination of employment and not credited to the extent that Executive is otherwise entitled to such credit during such one year period, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering Executive); (iv) one year of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) measured from the date of termination under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and
(v) continued medical coverage for the Executive, his spouse and dependents for one year.

    If termination is the result of Executive's death, the Company will pay to the Executive's spouse (or his estate), an amount equal to (i) any earned but not yet paid compensation, (ii) a pro-rated bonus plus, in the case of Mr. Rosen an additional six months of bonus, (iii) accelerated full vesting under all outstanding equity-based and long term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans,
(iv) any other amounts or benefits due under then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice),
(v) payment on a monthly basis of six months of base salary to Executive's spouse or dependents and (vi) continued medical coverage for the Executive's spouse and dependents for up to one year. In addition, the Executive will receive accelerated full vesting under all outstanding equity-based and long-term incentive plans.

    If Executive's employment is terminated by reason of disability, the Executive will be entitled to receive payments and benefits to which his representatives would be entitled in the event of his termination by reason of death, provided that the payment of base salary will be reduced by any long-term disability payments under any policy maintained by the Company.

    If the Executive is terminated by the Company with Cause or the Executive terminates his employment without Good Reason outside of the Change in Control Protection Period, the Executive will be entitled to receive only his base salary through the date of termination, the estimated annual bonus prorated through the last day of the month in which the Executive is terminated, and any unreimbursed business expenses.

    The employment agreements also provide for the Company to make a recourse loan to each Executive up to $50,000 annually for the purchase of the Company's stock by such Executive up to a maximum of $250,000 (other than in the case of Mr. Rosen for whom there is no maximum). The loans bear interest at the prime rate. Interest is not paid in cash but payable in kind on an annual basis (i.e., compounded annually). Upon termination, the loan becomes due and payable six months after the date of termination. At September 30, 2001, the Company had outstanding loans to Messrs. Wiederhorn, Mendelsohn, and Rosen of approximately $110,400, $57,000 and $898,5000, respectively.

    COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company (the "Committee") administers the executive compensation programs of the Company. During 1999 and through September 20, 2000, the members of the Committee were Andrew A. Wiederhorn, Lawrence A. Mendelsohn, David C. Egelhoff and Patrick Terrell. Effective September 20, 2000, the Board of Directors appointed David C. Egelhoff, Patrick Terrell and Jordan D. Schnitzer, all of whom are non-employee directors as the members of the Committee. David C. Egelhoff resigned from the Compensation Committee on October 16, 2001 and Patrick Terrell resigned from the Compensation Committee on October 28, 2001. At the Company's next regularly scheduled board meeting, the Company's Board of Directors will appoint new members to the Committee, who will be non-employee directors. All actions of the Committee pertaining to executive compensation are submitted to the Board of Directors for approval.

    The Company's executive compensation program is designed to attract, retain, and motivate high caliber executives and to focus the interests of the executives on objectives that enhance stockholder value. These goals are attained by emphasizing "pay for performance" by having a portion of the executive's compensation dependent upon business results and by providing equity interests in the Company. The principal elements of the Company's executive compensation program are base salary, bonus, and stock options. In addition, the Company recognizes individual contributions as well as overall business results, using a discretionary bonus program.

    BASE SALARY. Base salaries for the Company's executives are intended to reflect the scope of each executive's responsibilities, the success of the Company, and contributions of each executive to that success. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or market data, industry trends or internal fairness within the Company.

    The base salaries for Andrew A. Wiederhorn, Lawrence A. Mendelsohn and Robert G. Rosen for 2000 are set forth in their respective employment agreements, which are described under "Employment and Other Arrangements."

    BONUSES. The Company paid annual bonuses in 2000. The Committee, as constituted after September 20, 2000, determined the amount of the annual discretionary and other bonuses paid by the Company.

    STOCK OPTION PLAN. At its initial public offering in April 1998, the Company adopted the Stock Plan. The purpose of the Stock Plan is to enable the Company to attract, retain and motivate key employees and directors by providing them with equity participation in the Company. Accordingly, the Stock Plan permits the Company to grant stock options, restricted stock and stock appreciation rights (collectively "Awards") to employees, directors, consultants, and vendors of the Company and subsidiaries of the Company. The Board of Directors has delegated administration of the Stock Plan to the Committee.

    Under the Stock Plan, the Committee may grant stock options with an exercise price not less than the fair market value of the shares covered by the option on the date the option is granted. The Committee may also grant Awards of restricted shares of Common Stock. Each restricted stock Award would specify the number of shares of Common Stock to be issued to the recipient, the date of issuance, any consideration for such shares and the restrictions imposed on the shares (including the conditions of release or lapse of such restrictions). The Committee may also grant Awards of stock appreciation rights. A stock appreciation right entitles the holder to receive from the Company, in cash or Common Stock, at the time of exercise, the excess of the fair market value at the date of exercise of a share of Common Stock over a specified price fixed by the Committee in the Award, multiplied by the number of shares as to which the right is being exercised. The specified price fixed by the Committee will not be less than the fair market value of shares of Common Stock at the date the stock appreciation right was granted.

    In 2000, the Company did not issue any options to executive officers or employees.

    In the fourth quarter of 2000, the Company established the Trust, which purchased 525,000 shares of the Company's Common Stock from an unrelated shareholder. The Company's contribution to the Trust of approximately
$1.3 million is included in the Company's compensation expenses. The Trust was established for the benefit of the Company's employees and directors to raise their ownership in the Company, thereby strengthening the mutuality of interests between them and the Company's shareholders. While these shares are held in trust, they will be voted ratably with ballots cast by all other shareholders.

    Andrew Wiederhorn and Lawrence Mendelsohn are the trustees for the Trust. Pursuant to the terms of the Trust, the trustees will, from time to time, allocate the shares to the Company's employees. An employee will not have any rights with respect to any shares allocated to him unless and until the employee completes five years of continuous service with the Company, commencing with the date the employee is first allocated such shares. Upon the employee's completion of the vesting period, the trustees shall promptly distribute to such employee the shares allocated to such employee; provided, however, that the trustees may, in lieu of distributing the shares, make a cash payment to the employee equal to the fair market value of the shares allocated to such employee as of the date immediately prior to the date of distribution or distribute any combination of cash or shares, as determined by the trustees, in their sole discretion.

    As of September 30, 2001, the trustees had not allocated any shares to the Company's employees or directors.

    POLICY OF DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code limits the Company's tax deduction to $1 million for compensation paid to the Named Executive Officers, unless certain requirements are met. One of these requirements is that compensation over $1 million must be performance based. The Committee intends to continue to use performance-based compensation in the future, which should minimize the effect of this deduction limitation. However, the Committee strongly believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to maximize the return to stockholders, and that the loss of a tax deduction may be necessary in some circumstances. Base salary does not qualify as performance-based compensation under IRS regulations.

    CEO COMPENSATION AND PRESIDENT COMPENSATION. Andrew A. Wiederhorn was appointed the Company's Chief Executive Officer and Lawrence A. Mendelsohn was appointed its President at its formation. The base salary for each of these officers for 2000 was determined by the Committee and is set forth in their employment agreements.

                                          COMPENSATION COMMITTEE
                                          Jordan D. Schnitzer

    REPORT OF THE AUDIT COMMITTEE

    The following is the report of the Audit Committee with respect to the Company's audited financial statements for fiscal year ended December 31, 2000.

    The Audit Committee currently consists of one non-employee director, Jordan Schnitzer, who has been determined to be independent as defined by the Nasdaq Marketplace Rules. At the Company's next regularly scheduled board meeting, the Company's Board of Directors will appoint two new non-employee directors, to the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors, attached to this Proxy Statement as Appendix A. Among its other functions, the Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent accountants.

    Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

    The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee is satisfied that the internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.

    The Audit Committee has also discussed with Ernst & Young LLP, the Company's independent auditors, matters relating to the auditors' judgments about the quality, as well as the acceptability, of the Company's accounting principles, as applied in its financial reporting as required by Statement of Auditing Standards No. 61, Communications with Audit Committees. In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from management and the Company, as well as the matters in the written disclosures received from its independent auditors and required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

    Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that its audited financial statements be included in the Company's Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          SUBMITTED BY THE AUDIT COMMITTEE:
                                          Jordan Schnitzer

                               PERFORMANCE GRAPH

    The following performance graph covers the period beginning April 6, 1998 when our Common Stock was first traded on the NASDAQ Stock Market through December 31, 2000. The graph compares the Stockholder return on the Company's Common Stock to the Standard & Poor's 500 Stock Index ("S&P 500") and a peer group of companies ("PGI").

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         4/6/98  12/31/98  12/31/99  12/31/00
FCCG        100     18.56     12.88     14.39
PGI         100     42.01     27.99     31.41
S&P 500     100    109.62    131.02    117.74

                                                               MEASUREMENT PERIOD (1)(2)
                                                 -----------------------------------------------------
                                                 APRIL 6,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                   1998         1998           1999           2000
                                                 --------   ------------   ------------   ------------
Company........................................  $100.00       $ 18.56        $ 12.88        $ 14.39
PGI(3).........................................  $100.00       $ 42.01        $ 27.99        $ 31.41
S&P 500........................................  $100.00       $109.62        $131.02        $117.74

------------------------

(1) Assumes all distributions to stockholders are reinvested on the payment dates.

(2) Assumes $100 invested on April 6, 1998 in our Common Stock, the S&P 500 Index and the PGI.

(3) The companies included in the PGI are Anthracite Capital, Amresco Capital Trust Inc., Resource America Inc., Dynex Capital Inc., Hanover Capital Mortgage Holdings, Novastar Financial Inc. and Capital Trust.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Prior to September 1999, the Company and WFSG had the same senior management team, though the Company had a different stockholder base and the majority of its directors were independent, and the Company's business affairs and day-to-day operations were managed by Wilshire Realty Services Corporation ("WRSC"), a wholly-owned subsidiary of WFSG, pursuant to a management agreement ("Management Agreement"). After September 1999, the Company's independent directors decided that the Company should be internally managed and the Company and WFSG ceased to have the same senior executives and no longer had any common directors.

    RELATIONSHIPS PRIOR TO SEPTEMBER 1999

    Prior to September 1999, we had a number of contractual relationships with WFSG and its affiliates. The Company's business affairs and day-to-day operations were managed by a subsidiary of WFSG, pursuant to a management agreement (the "Management Agreement") and the Company had entered into loan servicing agreements with WCC, an affiliate of WFSG, and Wilshire Servicing Company U.K. Limited, a wholly-owned subsidiary of WFSG (collectively, the "Servicers"). Under these servicing agreements, the Servicers provided loan and real property management services to us, including billing, portfolio administration and collection services. In return, we agreed to pay each of the Servicers a fee at market rates for servicing our investments and to reimburse them for certain out-of-pocket costs. During 1999, servicing fees and reimbursement for expenses totaled $256,000 and $49,000, respectively, and management fees under the Management Agreement totaled $2,404,000. We prepaid $3.2 million of future service fees as part of the WFSG and WCC restructuring, although WFSG had disputed this amount in the past (as well as servicing eligibility for application of the credit), suggesting that the original amount was $2.3 million.

    The decision to become internally managed and cease to utilize the services of WFSG and its affiliates resulted in disputes between the Company and WFSG, including disputes over the termination of the Management Agreement, the applicability of a facilities sharing agreement and other matters, and these disputes eventually led to litigation.

    On August 28, 2000, the Company announced that the Company, on behalf of itself and all of its subsidiaries and affiliates, Andrew A. Wiederhorn and Lawrence A. Mendelsohn entered into settlement agreements, dated as of August 17, 2000, with WFSG, on behalf of all of its subsidiaries and affiliates other than First Bank of Beverly Hills, F.S.B., pursuant to which all disputes among the parties have been settled, including those related to WFSG's termination of Andrew A. Wiederhorn and Lawrence A. Mendelsohn. The settlement agreements contain provisions, which provide that, except as required for compliance with laws or government requests, the terms of the Settlement shall remain confidential.

    As part of the settlement, the Company and WFSG agreed to dismiss with prejudice, and without costs or attorney fees to any party, their claims, including counterclaims, in the lawsuits and WFSG agreed that the termination of Messrs. Wiederhorn and Mendelsohn was without cause.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires a company's directors and executive officers, and beneficial owners of more than 10% of the common stock of such company to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the company's securities. Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us, all of the Company's directors and officers timely furnished reports on Forms 3, 4 and 5, except for Jordan Schnitzer, who filed a Form 4 for January 2000 late, Robert G. Rosen who filed a Form 4 for September 2000 late and Don H. Coleman, David Dale-Johnson and K. Kenneth Kotler, who each filed a Form 3 late.

                           PROPOSALS OF STOCKHOLDERS

    Stockholders wishing to include proposals in the proxy material in relation to the annual meeting in 2002 must submit the proposals in writing so as to be received by the Secretary at the principal executive offices of the Company at 1410 SW Jefferson Street, Portland, OR 97201-2548, no later than the close of business on March 1, 2002. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to Stockholders' proposals. If the Company is not notified of an intent to present a proposal at the Company's annual meeting in 2002, by March 1, 2002, the Company will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials.

                                          By order of the Board of Directors

                                          [LOGO]

                                          Andrew A. Wiederhorn
                                          Chairman and Chief Executive Officer

Portland, Oregon
November 21, 2001

                                   APPENDIX A
                         FOG CUTTER CAPITAL GROUP INC.
                            AUDIT COMMITTEE CHARTER

    ORGANIZATION

    This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

    STATEMENT OF POLICY

    The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function (if any), the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors (if any), and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts, for this purpose.

    RESPONSIBILITIES AND PROCESSES

    The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate tone for quality financial reporting, sound business risk practices, and ethical behavior.

    The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

    The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

    The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors (if any), and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors (if any), and the independent auditors, with and without management present, to discuss the results of their examinations.

    The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

    The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                         FOG CUTTER CAPITAL GROUP INC.
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    This proxy is solicited on behalf of the Board of Directors of Fog Cutter Capital Group Inc. for the Annual Meeting on December 14, 2001. The undersigned appoints Andrew A. Wiederhorn and Donald Berchtold, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Fog Cutter Capital Group Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on December 14, 2001, and at any adjournment or postponement thereof as indicated on the reverse side.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given this proxy will be voted FOR proposals 1 and 2.

Mark, Sign, Date and Return  /X/                     Please sign exactly as your name appears on your stock
the Proxy Card Promptly      Votes must be           certificates. When joint tenants hold shares, both should
Using the Enclosed Envelope  indicated (X) in Black  sign. When signing as attorney, executor, administrator,
                             or Blue ink.            trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

1.  ELECTION OF DIRECTORS        FOR ALL  / /   WITHHOLD  / /    EXCEPTIONS  / /
                                                FOR ALL

  Nominees: Andrew A. Wiederhorn, Lawrence A. Mendelsohn, Jordan Schnitzer, Don
  H. Coleman, David Dale-Johnson and K. Kenneth Kotler.
  (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

  ----------------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT BY THE BOARD OF DIRECTORS OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

            FOR  / /            AGAINST  / /            ABSTAIN  / /

3. In their discretion upon such other matters as may properly come before the meeting.

                                         Shareholder sign here              Date

                                         _______________________________________

                                         Co-Owner sign here

                                         _______________________________________